Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Among

EYEGATE PHARMACEUTICALS, INC.

And

THE STOCKHOLDERS OF BAYON THERAPEUTICS, INC.

dated as of

October 21, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 21, 2021, is entered into among the parties listed on Exhibit A-1 hereto (each, a “Seller” and collectively, the “Sellers”), Eric Daniels, solely in his capacity as the Seller Representative hereunder (the “Seller Representative”), and EyeGate Pharmaceuticals, Inc., a Delaware corporation ("Buyer").

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding shares of common stock, par value $0.001 (the "Shares"), of Bayon Therapeutics, Inc., a Delaware corporation (the "Company"); and

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

"Accounting Principles" means the same methodologies as were used in the preparation of the Financial Statements, which are set forth on Section 1.01(a) of the Disclosure Schedule.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Authorized Action" has the meaning set forth in Section 9.12(c).

"Balance Sheet" has the meaning set forth in Section 3.07.

"Balance Sheet Date" has the meaning set forth in Section 3.07.

"Basket" has the meaning set forth in Section 8.04(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Common Stock" shall mean the common stock, par value $0.01 per share, of Buyer.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Buyer SEC Documents" has the meaning set forth in Section 4.06.

"Buyer Shares" has the meaning set forth in Section 2.03(a).

"Buyer's Accountants" means EisnerAmper LLP.

"Cap" has the meaning set forth in Section 8.04(a).

"Closing" has the meaning set forth in Section 2.06.

"Closing Date" has the meaning set forth in Section 2.06.

"Closing Date Buyer Shares" has the meaning set forth in Section 2.02.

"Closing Working Capital" means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

"Closing Working Capital Statement" has the meaning set forth in Section 2.05(b)(i).

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercially Reasonable Efforts" means the efforts and resources normally used by a party for a pharmaceutical product of its own discovery with a similar market potential at a similar stage in its development or commercialization, taking into account the competitiveness of the marketplace, such party’s proprietary position with respect to such product, applicable regulatory circumstances, the profitability to such party of such product and the likelihood of success of commercialization.

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned or held for use by the Company.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued and reissued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Company Product" means any ophthalmology product developed by the Company prior to the Closing Date, which, for the avoidance of doubt, shall include any product substantially derived from a product developed by the Company prior to the Closing Date and any other product covered by a claim of a Company patent application filed prior to the Closing Date or the Licensed Intellectual Property of Company, whenever developed.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Current Assets" means cash and cash equivalents, accounts receivable, and saleable inventory, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Disputed Amounts" has the meaning set forth in Section 2.05(c)(iii).

"Dollars" or "$" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Estimated Closing Working Capital" has the meaning set forth in Section 2.05(a)(ii).

"Estimated Closing Working Capital Statement" has the meaning set forth in Section 2.05(a)(ii).

"Financial Statements" has the meaning set forth in Section 3.07.

"Government Contracts" has the meaning set forth in Section 3.11(a)(vii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money, including loans to the Company by the Sellers as set forth on Section 1.01(b) of the Disclosure Schedules; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Independent Accountant" has the meaning set forth in Section 2.05(c)(iii).

"Insurance Policies" has the meaning set forth in Section 3.14.

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (h) all other intellectual or industrial property and proprietary rights.

"Interim Balance Sheet" has the meaning set forth in Section 3.07.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.07.

"Knowledge of Sellers or Sellers' Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of Sellers, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.08.

"Licensed Intellectual Property" means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers or any of their Affiliates, all of which is set forth on Section 1.01(c) of the Disclosure Schedule.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

"Material Contracts" has the meaning set forth in Section 3.11(a).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.12(a).

"Per Share Value" means $2.01.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Adjustment" has the meaning set forth in Section 2.05(b)(ii).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

"Purchase Price" has the meaning set forth in Section 2.02.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.05(c)(ii).

"Restricted Business" means the development, commercialization, production, marketing or sale of any photoreactive regulators for restoring vision loss derived from retinal degeneration.

"Restricted Period" has the meaning set forth in Section 5.02(a).

"Review Period" has the meaning set forth in Section 2.05(c)(i).

"SEC" means the United States Securities and Exchange Commission.

"Sellers" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Seller Representative" has the meaning set forth in the recitals.

"Shares" has the meaning set forth in the recitals.

"Statement of Objections" has the meaning set forth in Section 2.05(c)(ii).

"Straddle Period" has the meaning set forth in Section 6.03.

"Successful Completion" has the meanings set forth in Section 2.03(a).

"Target Working Capital" means $0.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of taxes of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Claim" has the meaning set forth in Section 6.04.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the United States and all foreign countries.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Expenses" means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby.

"Undisputed Amounts" has the meaning set forth in Section 2.05(c)(iii).

ARTICLE II
Purchase and sale

Section 2.01           Purchase and Sale. Subject to the terms and conditions set forth herein, each Seller hereby sells and assigns to Buyer, and Buyer hereby purchases from each Seller, the Shares set forth next to each Seller’s name on Exhibit A-1 hereto, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02           Purchase Price. The aggregate purchase price payable by Buyer to Sellers for the Shares shall consist of: (i) 82,089 shares of Buyer Common Stock, which shall be subject to adjustment pursuant to Section 2.05 hereof, to be delivered to Sellers on the Closing Date (collectively, the “Closing Date Buyer Shares”), and (ii) the Milestone Payments as set forth in Section 2.03 (collectively, the "Purchase Price"). The Purchase Price receivable by each Seller, as adjusted pursuant to Section 2.05 hereof, is set forth on Exhibit A-1 hereto.

Section 2.03           Earn-Out.

(a)               In addition to the Closing Date Buyer Shares, Sellers shall be eligible to receive earn-out payments (the “Milestone Payments”) following the closing, to be paid in cash and/or shares of Buyer Common Stock (the “Milestone Shares” and, together with the Closing Date Buyer Shares, the “Buyer Shares”), as specified below. The type of consideration shall be determined at the sole discretion of Buyer, upon occurrence of the following events:

(i)                 $495,000 upon Buyer receiving positive data from a Phase 1b clinical trial of any Company Product in Australia, the United States or Europe that is sufficient to initiate a Phase 2 or pivotal registration clinical trial of such Company Product in the United States (the “First Milestone”);

(ii)               $990,000 upon both (A) Successful Completion of a Phase 2 clinical trial of any Company Product and (B) occurrence of the first patient, first visit for a registration trial under a Clinical Trial Application with the EMA or a New Drug Application with the FDA for such Company Product (the “Second Milestone”), provided that if the EMA or FDA does not require a Phase 2 study of the applicable Company Product and the development program with respect to such Company Product results in a direct registration trial based on written guidance from the EMA or FDA, the Second Milestone will be met upon the Successful Completion of the first Phase 3 clinical trial of the Company Product that will be acceptable to the FDA as an adequate and well controlled pivotal trial for registration. The term “Successful Completion”, with respect to a Phase 2 clinical trial of any Company Product, shall mean that the data from such trial demonstrates statistical significance for either (i) the primary endpoint acceptable to the FDA or (ii) a key secondary endpoint acceptable by the FDA as an approvable endpoint as defined in the approved study protocol or accompanying Statistical Analysis Plan (SAP);

(iii)             $4,000,000 upon the Successful Completion of the first Phase 3 clinical trial of a Company Product that will be acceptable to the FDA as an adequate and well controlled pivotal trial for registration (the “Third Milestone”). The term “Successful Completion”, with respect to a Phase 3 clinical trial of any Company Product, shall mean that the data from such trial demonstrates statistical significance of the primary endpoint, an approvable endpoint that is acceptable by the FDA as defined in the approved study protocol or accompanying Statistical Analysis Plan (SAP); and

(iv)              $1,650,000 if Buyer receives approval of a 505(b)(1) New Drug Application (or NDA) or a 505(b)(2) New Drug Application (or NDA) by the FDA with respect to any Company Product (the “Fourth Milestone” and, together with the First Milestone, the Second Milestone and the Third Milestone, the “Milestones”).

For the avoidance of doubt, each Milestone may only be earned once.

(b)               Buyer shall promptly notify Seller Representative in writing after each Milestone has occurred. Within 30 days of notification by Buyer to Seller Representative of the Milestone occurrence, Buyer shall pay or cause to be paid the applicable Milestone Payment either (i) in cash by wire transfer of immediately available funds to bank accounts designated by Seller Representative in writing, and/or (ii) by the issuance of Milestone Shares issued to the Sellers, with the per-share value of each such Milestone Share being equal to (x) in the case of Section 2.03(a)(i), the Per Share Value, and (y) in the case of all other Milestone Payments, $3.30. In the event, and to the extent Sellers would collectively receive shares of Buyer Common Stock equaling or exceeding 5% of the shares of Buyer Common Stock outstanding immediately prior to the Closing, any portion of the applicable Milestone Payment that would otherwise exceed such threshold if issued in the form of Milestone Shares shall instead be paid in cash; provided, however that if approval of Buyer’s stockholders is obtained pursuant to Nasdaq Listing Rule 5635(a), the restrictions contained in this sentence shall no longer apply.

(c)               Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company. Notwithstanding the foregoing, Buyer shall use its Commercially Reasonable Efforts to reach each Milestone.

(d)               Buyer shall have the right to withhold and set off against any amount otherwise due to be paid or issued pursuant to this Section 2.03 by (i) the amount of any Post-Closing Adjustment owed to it pursuant to Section 2.05, and by (ii) the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement. To the extent the Buyer elects to make a Milestone Payment in Milestone Shares, the value per Milestone Share for purposes of withholding and setting off pursuant to this Section 2.03(d) shall be calculated using the same methodology set forth in Section 2.03(b).

(e)               The parties hereto understand and agree that (i) the contingent rights to receive the Milestone Payments shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, by charitable donation to a non-profit entity or by assignment to a family corporation or similar entity, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as securityholders of Buyer or the Company as a result of Sellers’ contingent right to receive the Milestone Payments hereunder, and (iii) no interest is payable with respect to the Milestone Payments paid in accordance with the terms hereof.

Section 2.04           Transactions to be Effected at the Closing.

(a)               At the Closing, Buyer shall:

(i)                 deliver to Sellers:

(A)              a copy of this Agreement duly executed by Buyer;

(B)              the Closing Date Buyer Shares; and

(C)              Such other documents or instruments as Seller Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement; and

(ii)               pay, on behalf of the Company or Sellers, Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds.

(b)               At the Closing, Sellers shall deliver to Buyer:

(i)                 A copy of this Agreement signed by each Seller, which shall act as a stock power for the transfer of the Shares of such Seller to the Buyer as provided herein;

(ii)               a good standing certificate for the Company from the secretary of state of the State of Delaware;

(iii)             written resignations, effective as of the Closing Date, of the officers and directors of the Company that have previously been requested by Buyer; and

(iv)              such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.05           Purchase Price Adjustment.

(a)               Closing Adjustment.

(i)                 At the Closing, the amount of Closing Date Buyer Shares shall be adjusted in the following manner:

(A)              either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.05(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)              a decrease by the amount of outstanding Indebtedness of the Company as of the open of business on the Closing Date, which Indebtedness shall be paid off in cash by Buyer at Closing; and

(C)              a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

The value of each share of Buyer Common Stock added or deducted from the Close Date Buyer Shares shall be equal to the Per Share Value.

(ii)               The Seller Representative has prepared and delivered to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the "Estimated Closing Working Capital"), which statement contains an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Working Capital (the "Estimated Closing Working Capital Statement").

(b)               Post-Closing Adjustment.

(i)                 Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the "Closing Working Capital Statement").

(ii)               The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the "Post-Closing Adjustment").

(c)               Examination and Review.

(i)                 Examination. After receipt of the Closing Working Capital Statement, Seller Representative shall have 30 days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Seller Representative and its accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)               Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the "Statement of Objections"). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller Representative. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.

(iii)             Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of an impartial regionally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer's Accountants (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative and Buyer.

(v)                Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)               Payments of Post-Closing Adjustment.

(i)                 Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(ii)               Notwithstanding the foregoing, no Post-Closing Adjustment shall be payable by any party pursuant to this Section 2.05 unless the absolute value of such Post-Closing Adjustment (whether such amount is payable to the Buyer, on the one hand, or the Sellers, on the other hand), equals or exceeds $10,000, in which case the full Post-Closing Adjustment shall be payable from the first dollar.

(e)               Purchase Price and Adjustments for Tax Purposes. The parties intend that the Purchase Price, including the Milestone Payments, represents purchase price for the Shares for income Tax purposes, other than any portion treated as interest under applicable Law, and shall report in accordance with such intent for federal and applicable state income Tax purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06           Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held on the date of this Agreement and simultaneously with the execution and delivery of this Agreement, at the offices of Burns & Levinson LLP, 125 High Street, Boston, MA 02110, or remotely by exchange of documents and signatures (or their electronic counterparts). The day on which the Closing takes place shall be the "Closing Date".

Section 2.07           Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such amounts withheld and paid over to the applicable taxing authority in accordance with applicable Laws shall be treated as delivered to the Person with respect to which such withholding and payment was made. Buyer has notified Seller Representative of any and all withholding amount prior to the Closing Date.

ARTICLE III
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, on a several but not joint basis, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. Except with respect to Section 3.01, Section 3.02, Section 3.03 and Section 3.04, for purposes of this ARTICLE III, the term “Company” shall collectively refer to the Company and each of its subsidiaries.

Section 3.01           Organization and Authority of Entity Sellers. Each Seller that is a corporation, partnership, limited liability company or similar entity represents and warrants, only as to itself, that it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable. Such Seller has full corporate, limited liability company or partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or partnership action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer and the other Sellers) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. All of the Shares owned by such Seller are owned of record and beneficially by such Seller as shown on Exhibit A-1 and are free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of this Seller’s Shares, free and clear of all Encumbrances. At Closing, any and all Shares of such Seller are sold to Buyer hereby.

Section 3.02           Organization and Authority of Individual Sellers. Each Seller that is an individual represents and warrants, only as to himself or herself, that such Seller has full authority to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer and the other Sellers) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such party in accordance with its terms. All of the Shares owned by such Seller are owned of record and beneficially by such Seller as shown on Exhibit A-1 and are free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of this Seller’s Shares, free and clear of all Encumbrances. At Closing, any and all Shares of such Seller are sold to Buyer hereby.

Section 3.03           Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.03 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, as well as any licenses and qualifications held to operate and is in good standing in each jurisdiction in which the properties owned or leased by it for its business as currently conducted. All corporate actions taken by the Company in connection with this Agreement have been duly authorized on or prior to the Closing.

Section 3.04           Capitalization.

(a)               The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.001 ("Common Stock"), of which 10,061,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)               All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or any of its subsidiaries or obligating any Seller, the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or any other interest in, the Company or any of its subsidiaries. None of the Company or any of its subsidiaries has outstanding or has authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.05           Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person, except that the Company owns 100% of the outstanding equity interests in Bayon Therapeutics Pty Ltd.

Section 3.06           No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) other than those Agreements identified in Section 3.06 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject or any material Permit affecting the properties, assets or business of the Company as conducted by the Company at the time of the Closing; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.07           Financial Statements. Complete copies of the Company's unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019 and 2020 and the related statements of profits and losses for the years then ended, and unaudited financial statements consisting of the balance sheet of the Company as at July 31, 2021 and the related statement of profits and losses for the seven-month period then ended (collectively, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of July 31, 2021 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date".

Section 3.08           Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) for the Indebtedness set forth on Section 1.01(b) of the Disclosure Schedules and those liabilities set forth in Section 3.08 the Disclosure Schedule, (b) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which do not, individually or in the aggregate, exceed $10,000.

Section 3.09           Guaranties and Indebtedness. Except as set forth on Section 3.09 of the Disclosure Schedules, the Company is not a guarantor for any Liability (including Indebtedness) of any other Person. Except as set forth on Section 3.09 of the Disclosure Schedules, the Company has no outstanding Indebtedness.

Section 3.10           Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and except as indicated in Section 3.10 of the Disclosure Schedule, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of the Company;

(c)               split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(g)               entry into any Contract that would constitute a Material Contract;

(h)               incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)                 transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)               abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(l)                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)             any capital investment in, or any loan to, any other Person;

(n)               acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)               any material capital expenditures;

(p)               imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)               grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)                adoption, modification or termination of any severance, retention or other agreement with any current or former officer, director, independent contractor or consultant;

(s)                any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t)                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(v)               any Contract to do any of the foregoing, or, to the Knowledge of the Sellers, any action or omission that would result in any of the foregoing.

Section 3.11           Material Contracts.

(a)               Section 3.11(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.12(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.13(b) of the Disclosure Schedules, being "Material Contracts"):

(i)                 each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)               all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)             all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)              except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii)            all Contracts with any Governmental Authority to which the Company is a party ("Government Contracts");

(viii)          all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)              any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)                all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand; and

(xi)              any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.11.

(b)               Except as provided in Section 3.11(b) of the Disclosure Schedule, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.12           Title to Assets; No Real Property.

(a)               The Company has good and valid title to all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)                 liens for Taxes not yet due and payable;

(ii)               mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)             easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)              liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)               The Company does not own or lease any Real Property.

Section 3.13           Intellectual Property.  As of the Date of this Agreement:

(a)               Section 3.13(a) of the Disclosure Schedules contains a current and complete list of: (i) all Company IP Registrations, (ii) all Trademarks included in the Company Intellectual Property; and (iii) all other Company Intellectual Property used or held for use in the Company's business.

(b)               Section 3.13(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company's ownership or use of Intellectual Property. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)               Except as indicated in Section 3.13(b) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor as indicated in Section 3.13(b) of the Disclosure Schedule.

(d)               Except as indicated in Section 3.13(b) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)               Except as indicated in Section 3.13(b) of the Disclosure Schedule, all of the Company Intellectual Property and Licensed Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken reasonable steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Sellers have provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)                The conduct of the Company's business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)               There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Sellers are not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)               To the Knowledge of the Sellers, the Company has complied with all applicable Laws concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. To the Knowledge of the Sellers, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.14           Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and may cancel following the consummation of the transactions contemplated by this Agreement. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and, to the Knowledge of the Sellers, has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.15           Legal Proceedings; Governmental Orders.

(a)               There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16           Compliance With Laws. The Company has complied, and is now complying, with all material Laws applicable to it or its business, properties or assets.

Section 3.17           Employee Benefit Matters.

(a)               Except as specified in Section 3.17 of the Disclosure Schedule, The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to, any employee pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded.

Section 3.18           Employment Matters.

(a)               The Company does not have, and has never had, any employees. Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are independent contractors or consultants of the Company as of the date hereof, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) retention date; (iv) current contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including commissions, bonuses, fees and other compensation, payable to all independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and except as specified in Section 3.17 of the Disclosure Schedule, there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)               The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.19           Taxes. Except as set forth in Section 3.19 of the Disclosure Schedules:

(a)               All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company on or before the Closing Date (whether or not shown on any Tax Return) have been timely paid.

(b)               The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company which extension is still outstanding.

(e)               The amount of the Company's Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)               The Company is not a party to any Action by any taxing authority. There are no pending or, to the Sellers’ Knowledge, threatened Actions by any taxing authority.

(h)               Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or before the Closing Date, which are listed on Section 3.19(h) of the Disclosure Schedules.

(i)                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)                 The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than any such group of which the Company is a common parent. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)             The Company has at all times since July 15, 2021 been taxable as a C corporation.

Section 3.20           Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records are in the possession of the Company.

Section 3.21           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 3.22           Full Disclosure. To the Knowledge of the Sellers, no representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to each Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03           Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05           Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06           Buyer SEC Documents. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019 through the date hereof (the “Buyer SEC Documents”).  None of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
Covenants

Section 5.01           Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that any Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall reasonably cooperate with Buyers efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02           Non-Competition; Non-Solicitation.

(a)               For a period of three (3) years commencing on the Closing Date (the "Restricted Period"), each Seller (other than the Sellers identified in the Section 5.02 of the Disclosure Schedule) shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)               During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)               During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)               Each Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)               Each Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03           Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04           Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05           Buyer Shares.

(a)               Each Seller is aware of the Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Shares issuable to it pursuant to this Agreement. Such Seller is acquiring the Buyer Shares for such Seller’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)               Each Seller represents that: (x) it can afford to bear the economic risk of holding Buyer Shares for an indefinite period and can afford to suffer the complete loss of such Seller’s investment in Buyer Shares; and (y) its knowledge and experience in financial and business matters is such that such Seller is capable of evaluating the risks of the investment in Buyer Shares.

(c)               Each Seller fully understands that Buyer Shares are a speculative investment which involves a high degree of risk of loss of the entire investment. Each Seller is familiar with the general risks of investment in such securities. Each Seller understands that Buyer is subject to all of such risks, and the nature of the risks involved in receiving Buyer Shares.

(d)               Each Seller has had the opportunity to ask questions of and receive answers from representatives of Buyer or persons acting on behalf of the Company concerning the transactions contemplated herein, and each Seller has also had the opportunity to obtain additional information necessary to verify the adequacy and the accuracy of information furnished about Buyer. All questions asked by each Seller have been answered to the satisfaction of such Seller. Each Seller has independently evaluated the risks of receiving Buyer Shares.

(e)               Each Seller understands that the issuance of the Buyer Shares has not been registered under the Securities Act and the Buyer Shares are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

(f)                At the time such Seller was offered the Buyer Shares, it was, and as of the date hereof it is, and on each date on which it receives Buyer Shares, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(g)               Each Seller understands that the Buyer Shares will be “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Seller is aware of (i) the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including a minimum “holding period” and (ii) the stop transfer restrictions to be imposed on the Buyer Shares, in substantially the form set forth below:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.”

(h)               Buyer hereby covenants and agrees to reserve, from its authorized and unissued shares of Buyer Common Stock, not less than the aggregate number of shares of Buyer Common Stock as shall be issuable pursuant to this Agreement. Buyer agrees and covenants that it shall not enter into any agreement that would, directly or indirectly, limit its ability to issue the Milestone Shares hereunder.

Section 5.06           Lock-Up Restrictions.

(a)               As a material inducement to each of the parties to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Buyer, such Seller will not, during the period commencing upon the Closing and ending on the date that is one (1) year after the Closing Date:

(i)                 offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Buyer Shares received by such Seller hereunder, or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; or

(ii)               enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Seller’s Buyer Shares.

(b)               The restrictions and obligations set forth in this Section 5.06 shall not apply to transfers of each Seller’s Buyer shares:

(A)              if such Seller is a natural person, (1) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of such Seller or any of such Seller’s Family Members, (2) to such Seller’s estate, following the death of such Seller, by will, other testamentary document, intestacy or other operation of law, (3) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, or (4) for bona fide financial and estate planning purposes, including to any trust for the direct or indirect benefit of such Seller or Family Member of such Seller; or

(B)              if such Seller is a trust, to any grantors or beneficiaries, or the estate of any such beneficiary, of the trust;

provided that, in the case of any transfer or distribution pursuant to this Section 5.06(b), such transfer is not for value and each done, heir, beneficiary or other transferee or distribute shall sign and deliver to Buyer a lock-up agreement with respect to the Buyer Shares that have been so transferred or distributed that is consistent with the terms of this Section 5.06(b).

(c)               Any attempted transfer in violation of this Section 5.06 will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Section 5.06, and will not be recorded on the share register of Buyer. In furtherance of the foregoing, each Seller agrees that Buyer and any duly appointed transfer agent for the registration and transfer of the Buyer Shares are hereby authorized to decline to make any transfer of Buyer Shares if such transfer would constitute a violation or breach of this Section 5.06.

ARTICLE VI
Tax matters

Section 6.01           Tax Covenants.

(a)               Without the prior written consent of Buyer, prior to the Closing, the Sellers, the Company, its Affiliates and their respective Representatives shall not, to the extent it may adversely affect, the Company or Buyer, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction outside the ordinary course of business that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any such action of such Seller, the Company, its Affiliates or any of their respective Representatives described in this Section 6.01, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)               Buyer shall file federal consolidated federal income Tax Returns with the Company for its taxable year that includes the date after the Closing Date. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or its Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period or Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method, provided that such Tax Returns shall include current deductions for any Transaction Expenses and for any other expenditures of the Company arising out of or incidental to the transactions contemplated by this Agreement that may be deducted currently on a “more likely than not” basis (collectively, “Transaction Deductions”) and shall be submitted by Buyer to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Representative.

(d)               No election under Sections 336(e) or 338 of the Code (relating to stock purchases treated as asset acquisitions) or under Reg. §1.1502-76(b)(2)(ii) (relating to ratable allocation elections) shall be made with respect to the transactions contemplated by this Agreement. The parties agree that, to the extent permitted by applicable Tax laws applied on a “more likely than not” basis, the Transaction Deductions are properly allocable to, and shall be claimed for, the portion of the Closing Date prior to the Closing and accordingly the “next day rule” of Reg. §1.1502-76(b)(1)(ii)(B) (and similar provisions of state or local law) is inapplicable to such deductions

Section 6.02           Tax Indemnification. Except to the extent of Taxes treated as a liability in the calculation of Closing Working Capital, and without duplication of any Taxes that are included in Indebtedness or Transaction Expenses or that are paid at Closing, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee, severally but not jointly, and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss to the extent attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI in each case by the Sellers; (c) all Taxes of the Company or attributable to the business of the Company and that are Taxes for any Pre-Closing Tax Periods (determined under Section 6.03 with regard to the Straddle Period); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group attributable to the Company (or any predecessor of the Company) being or having been a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, resulting from an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys' and reasonable accountants' fees) incurred in connection therewith, Sellers shall severally reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.02 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.03           Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)               in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable law be determined solely at the end of the Tax period).

Section 6.04           Contests. Buyer agrees to give written notice to Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent that Sellers are actually prejudiced thereby. Buyer shall control the contest or resolution of any Tax Claim that Seller Representative does not control under this Section 6.04; provided, however, that (i) Seller Representative, on behalf of Sellers, shall be permitted to participate in any such Tax Claim to the extent related to a Pre-Closing Tax Period of the Company and to the extent that the Sellers would have an indemnification obligation hereunder at its expense, (ii) Buyer agrees to consult with and to keep Seller Representative reasonably informed of all material events, on at least a calendar monthly basis, regarding the status of such Tax Claim, and (iii) Buyer shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim. Seller Representative shall be entitled but not obligated to control the contest or resolution of any Tax Claim that relates entirely to Taxes for which an indemnification may be sought pursuant to this ARTICLE VI; provided, however, that (i) Buyer shall be permitted to participate in any such Tax Claim at its expense, (ii) Seller Representative agrees to consult with and to keep Seller Representative reasonably informed of all material events, on at least a calendar monthly basis, regarding the status of such Tax Claim, and (iii) Seller Representative shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim.

Section 6.05           Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, each Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials. Buyer, the Sellers, the Seller Representative and the Company further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 6.06           Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law or if deductible by Buyer or by the Company for the Post-Closing Tax Period.

Section 6.07           Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.08           Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

Section 6.09           Amendments. . Unless otherwise required by Law, Buyer shall not, and shall not cause the Company to, (i) amend or otherwise modify any Tax Return for the Company or a predecessor of the Company for a Pre-Closing Tax Period in a manner that adversely affects the Sellers, or (ii) make or change any election for, or that has retroactive effect to, any Tax period (or portion thereof) ending on or before the Closing Date for the Company, if the Sellers would be adversely affected by the amendment, modification or election, without the prior written consent of the Sellers, such consent to not be unreasonably withheld, delayed or conditioned.

ARTICLE VII

ARTICLE VIII
Indemnification

Section 8.01           Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.19 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.04, Section 3.05, Section 3.21, Section 4.01 and Section 4.04 shall survive indefinitely and the representations and warranties in Section 3.13, shall survive for the applicable statute of limitations plus sixty (60) calendar days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims arising and asserted in good faith in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02           Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall indemnify and defend, severally (based solely on the proportion of the total Purchase Price actually received by each Seller), each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.19, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c)               any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Closing Date Buyer Shares pursuant to Section 2.05(a)(i).

(d)               For avoidance of doubt, Sellers’ indemnification shall be several (limited to the proportion of the purchase price actually received by each Seller) as per above, and not joint.

Section 8.03           Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Sellers and their respective Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04           Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $25,000 (the "Basket"), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed ten percent (10%) of the total Purchase Price actually paid by Buyer to such Seller (the "Cap").

(b)               Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed ten percent (10%) of the total Purchase Price actually owed by Buyer under the Agreement as of the time of the applicable Loss.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.04, Section 3.13, Section 3.17, Section 3.21, Section 4.01 and Section 4.04.

(d)               The aggregate amount of all Losses for which any Seller shall be liable pursuant to Section 8.02(a) and (b) and Section 6.02, whether or not such Losses are subject to the Cap, shall be limited to the portion of the Purchase Price actually received by such Seller hereunder (other than Losses arising from fraud or willful misconduct on the part of such Seller), provided, however, that for purposes of determining the portion of the Purchase Price actually received by such Seller pursuant to this Section 8.04(d), any Buyer Shares received by any Seller hereunder shall not be considered received by the appliable Seller until such Buyer Shares are no longer subject to the restrictions contained in Section 5.06.

(e)               For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)                Each Indemnified Party and each Indemnifying Party shall use its commercially reasonable efforts to mitigate any Loss arising from or related to  ARTICLE VI or this  ARTICLE VIII upon becoming aware of any event or circumstance that gives rise thereto.

Section 8.05           Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party".

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that was a supplier or customer of the Company prior to the Closing Date, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof except where Article VI is expressly referenced in this ARTICLE VIII.

Section 8.06           Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Loss shall be satisfied (i) first, with respect to any Loss payable be Sellers, by setting off and withholding any Milestone Payments that are owed by Buyer to the Sellers hereunder at the time the applicable Loss is agreed to or finally adjudicated, in an amount equal to such Loss, in accordance with Section 2.03(d); and (ii) second, if any Loss remains after giving effect to clause (i) above, and for all Losses payable by Buyer, by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 2.5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement including under Article VI shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law or if deductible by Buyer or the Company for the Post-Closing Tax Period.

Section 8.08           Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

Section 8.09           Exclusive Remedies. Subject to Section 2.05(b), Section 5.02 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto or payment of any milestone herein when due in connection with the transactions contemplated by this Agreement, (the “Excluded Claims”)) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, other than the Excluded Claims it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX
Miscellaneous

Section 9.01           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers or Seller Representative:	Eric Daniels Address: E-mail:
with a copy to:	Law Office of Jonathan E. Soneff 5764 Pacific Center Blvd. Suite 110 San Diego, CA 92121 E-mail: soneff@ipartners.us Attention: Jonathan E. Soneff, Esq.

If to Buyer:	EyeGate Pharmaceuticals, Inc. 271 Waverley Oaks Road, Suite 108 Waltham, MA 02452 E-mail: sfrom@eyegatepharma.com Attention: Chairman of the Board

with a copy to:	Burns & Levinson LLP 125 High Street Boston, MA 02110 E-mail: rpetitt@burnslev.com Attention: Robert A. Petitt, Esq.

Section 9.03           Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06           Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08           No Third-party Beneficiaries. Except as provided in Section 6.02 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller Representative. No amendment signed by the Seller Representative shall have the effect of expanding the scope of any warranty or representation given by any Seller nor of increasing the duties or liabilities of any Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN EACH CASE LOCATED IN THE CITY OF BOSTON AND COUNTY OF SUFFOLK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 9.11           Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12           Seller Representative.

(a)               Appointment and Powers. Each Seller irrevocably appoints Eric Daniels as the agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Sellers’ collective behalf) to do and perform every act and thing reasonably necessary or desirable to be done in connection with the transactions contemplated by this Agreement.

(b)               Limitation of Liability. The Seller Representative will not be liable to any Seller for any action taken by him in good faith pursuant to this Agreement, and the Sellers will indemnify the Seller Representative from any Losses arising out of his service as the Seller Representative hereunder. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and Buyer agrees on behalf of itself, its Affiliates, and any Buyer Indemnified Party, that it will not look (nor shall any of its Affiliates or any Buyer Indemnified Party be entitled to look) to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

(c)               Reliance. Each Seller agrees that Buyer will be entitled to rely on any decision, act, consent, instruction or other action taken by the Seller Representative, on behalf of the Sellers, pursuant to Section 9.12(a) above (each, an “Authorized Action”), and that each Authorized Action will be final, binding and conclusive on each Seller as fully as if such Seller had taken such Authorized Action. Buyer is hereby relieved from any liability to any Person for any acts done or omissions by Buyer in accordance with such Authorized Action. Without limiting the generality of the foregoing, Buyer is entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.

(d)               Replacement Seller Representative. Upon the resignation, death, disability or incapacity of the initial Seller Representative appointed pursuant to Section 9.12(a) above, the Sellers will be permitted to appoint a replacement reasonably believed to be capable of carrying out the duties and performing the obligations of the Seller Representative hereunder (which will be subject to the approval of Buyer, such approval not to be unreasonably conditioned, withheld or delayed). This appointment and grant of power and authority by the Sellers to the Seller Representative pursuant to Section 9.12 are coupled with an interest, are in consideration of the mutual covenants made in this Agreement, are irrevocable and may not be terminated by the act of any Seller or by operation of Law, whether upon the death or incapacity of any Seller, or by the occurrence of any other event.

Section 9.13            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pageS follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EyeGate Pharmaceuticals, Inc.

By:	/s/ Stephen From
Name:	Stephen From
Title:	Executive Chairman

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

conlan family trust

By:	/s/ Bradford A. Conlan
Name:	Bradford A. Conlan
Title:	Trustee

THE QUINTON C. AND PATRICIA J. OSWALD REVOCABLE TRUST

By:	/s/ Quinton Oswald
Name:	Quinton Oswald
Title:	Trustee

/s/ Brian M. Strem
Name: Brian M. Strem

/s/ Charmaine Gittleson
Name: Charmaine Gittleson

/s/ Richard Kramer
Name: Richard Kramer

/s/ Eric J. Daniels
Name:Eric J. Daniels, individually and in his capacity as Seller Representative

[Signature Page to Stock Purchase Agreement]